Exhibit 99.1

Press Release
April 16, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Changes in Management Structure

Designed to Support Future Growth Initiatives

FORT WAYNE, INDIANA, April 16, 2007 —  (NASDAQ-GS: STLD) Today Steel Dynamics announced changes in its management structure, effective May 1, to align operations management under two new business groups, each headed by an executive vice president. The company also announced the creation of a new corporate strategic planning and business development office, also headed by an executive vice president. Under the new structure, Keith E. Busse, formerly President and CEO, is appointed Chairman and CEO. These and other organizational changes are designed to enhance the company’s flexibility in pursuit of current and future growth opportunities.

Since the acquisition of Roanoke Electric Steel Corporation in April 2006, six operating vice presidents as well as various corporate functions have reported directly to Mr. Busse as President and CEO. Under the new management structure, all operating units will report to two executive vice presidents, who will in turn report to Mr. Busse. The Chief Financial Officer and other corporate functions will also continue to report to Mr. Busse.

Executive Appointments

Mark Millett is appointed to the position of Executive Vice President of SDI, and President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources. Millett will be in charge of flat-rolled steel products, metals recycling, ferrous technologies, and mining and minerals. As the head of this business group, Millett will be responsible for the following current operations and functions: The SDI Flat Roll Division, Iron Dynamics, Shredded Products, LLC, Mesabi Nugget, and corporate Ferrous Resources and Logistics. His responsibilities will also include the development of certain other planned projects, including direct iron reduction and additional scrap processing operations.

Dick Teets is appointed to the position of Executive Vice President of SDI, and President and Chief Operating Officer for Steel Shapes and Building Products. As the head of this business group, Teets will be responsible for the company’s operations that make long steel products, specialty steel products, and fabricated steel products. Currently, these operations are the Structural and Rail Division, the Engineered Bar Products Division, the Roanoke Bar Division, Steel of West Virginia, Inc., and New Millennium Building Systems, LLC.

Millett, 47, and Teets, 51, co-founded Steel Dynamics with Keith Busse in 1993. Both are directors of the company. Since 1998, Millett has served as Vice President and General Manager of the Flat Roll Division. He holds a bachelor’s degree in metallurgy from the University of Surrey, England. Since 1998, Teets has held the position of Vice President and General Manager of the Structural and Rail Division. He holds a mechanical engineering degree from Lafayette College and an M.B.A. from Duquesne University.

Gary Heasley, 42, is appointed to the position of Executive Vice President for Strategic Planning and Business Development with a focus on organic growth and mergers and acquisitions. Heasley received a B.S. degree in business administration from Youngstown State University and is a Certified Public Accountant. Before joining Steel Dynamics as Vice President and CFO in 2005, Heasley was a senior vice president and manager of the Metals Group of KeyBanc Capital Markets and earlier served as an auditor with Ernst & Young. He will continue to report to Mr. Busse.

Theresa Wagler, 36, is appointed to the position of Vice President and Chief Financial Officer. She has served as Vice President and Corporate Controller since 2005. Wagler earned a B.S. degree in accounting and systems analysis from Taylor University and is a Certified Public Accountant. She joined Steel Dynamics in 1998 in corporate finance and accounting and had previous experience as an auditor with Ernst & Young.

All of the above executives will be based at the corporate offices of Steel Dynamics in Fort Wayne, Indiana.

“In light of the company’s rapid growth in recent years, and substantial future growth opportunities, we have re-examined our organizational structure and concluded that the way forward for Steel Dynamics is to align management to focus on four key areas: flat steel products, long steel products, ferrous resources, and downstream operations,” said Keith Busse. “The new organization provides specific executive oversight for each area, including greater flexibility for Mark, Dick, and Gary to address business development and related projects, while assigning to others the responsibilities for ongoing division operations. The new structure also allows Mark, Dick, and Gary to prepare for potentially greater future responsibilities and provides career opportunities for a number of the company’s talented managers as they take on new responsibilities.”

Division Management Appointments

The company also announced that three experienced SDI managers have been assigned new division management responsibilities.

Glenn Pushis, 41, is appointed to the position of Vice President and General Manager of the Flat Roll Division at Butler, Indiana. Pushis has served as vice president and general manager of the Engineered Bar Products Division since 2003, overseeing the refurbishing and start-up of the SBQ mill in Pittsboro, Indiana. Prior to that, he held engineering and management positions at the Flat Roll mill, including manager of the Cold Finishing Mill. Pushis holds a B.S. in Mechanical Engineering Technology from Purdue University and joined Steel Dynamics in 1994 as a mechanical engineer.

John Nolan, 55, is appointed to the position of Vice President and General Manager of the Structural and Rail Division at Columbia City, Indiana. Nolan joined the company in sales in 1994 and has served as Vice President of Marketing and Sales since 1997, a corporate position whose responsibilities will now be handled solely by the divisions. He has more than 30 years’ experience in the steel industry and holds a B.S. in Metallurgical Engineering from Lafayette College.

Barry Schneider, 38, is appointed to the position of Vice President and General Manager of the Engineered Bar Products Division at Pittsboro, Indiana. Since 2003, Schneider has served as manager of the Flat Roll Division’s Cold Finishing Mill. He holds a B.S. in Mechanical Engineering from Rose-Hulman Institute of Technology, and has held a variety of engineering, supervisory, and management positions since he joined the company in 1995 as a mechanical engineer.

Corporate Appointments

The following managers are being promoted to the position of vice president in the corporate finance group, both reporting to the chief financial officer.

Thomas Hartman, 42, is appointed Vice President and Corporate Controller. Hartman joined Steel Dynamics in 1994 as corporate tax manager and has served as controller of the Flat Roll Division since 1998. A Certified Public Accountant, he had prior accounting experience with Ernst & Young and holds a B.S. in accounting from Manchester College.

Mary Fink, 52, is promoted to Vice President of Tax and Benefits. Fink joined Steel Dynamics in 1999 as corporate tax manager. She also administers SDI’s employee benefits plans and acts as SDI’s Indiana government liaison. Fink is a Certified Public Accountant with previous experience in public accounting and in corporate tax with the Mayflower Group and DePuy Inc. She holds a B.S. in accounting from Indiana University.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com